EXHIBIT 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 1st day of January, 2004 by and between InterMetro Communications, Inc., a California corporation (the “Company”), and Vincent Arena, an individual (“Employee”), and is made with respect to the following facts:

R E C I T A L S

A. The Company and the Employee wish to ensure that the Company will receive the benefit of Employee’s loyalty and service.

B. In order to help ensure that the Company receives the benefit of Employee’s loyalty and service, the parties desire to enter into this formal Employment Agreement to provide Employee with appropriate compensation arrangements and to assure Employee of employment stability.

C. The parties have entered into this Agreement for the purpose of setting forth the terms of employment of the Employee by the Company.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, THE PARTIES HERETO AGREE AS FOLLOWS:

1. Employment of Employee and Duties. The Company hereby hires Employee and Employee hereby accepts employment upon the terms and conditions described in this Agreement. The Employee will be the Chief Financial Officer of the Company with all of the duties, privileges and authorities usually attendant upon such office, including but not limited to responsibility for the day-to-day oversight of the Company’s accounts receivable and accounts payable and the preparation of the Company’s annual reports. Subject to (a) the general supervision of the Chief Executive Officer, and (b) the Employee’s duty to report to the Chief Executive Officer and to follow Company directives and policies, Employee will have all of the authority to perform his employment duties for the Company.

2. Time and Effort. Employee agrees to devote his full working time and attention to the management of the Company’s business affairs, the implementation of its strategic plan, as determined by the Chief Executive Officer and the Board of Directors, and the fulfillment of his duties and responsibilities as the Company’s Chief Financial Officer. Expenditure of a reasonable amount of time for personal matters and business and charitable activities will not be deemed to be a breach of this Agreement, provided that those activities do not materially interfere with the services required to be rendered to the Company under this Agreement.

3. The Company’s Authority. Employee agrees to comply with the Company’s rules and regulations as adopted by the Company’s Chief Executive Officer and Board of Directors regarding performance of his duties, and to carry out and perform those orders, directions and policies established by the Company with respect to his engagement. Employee will promptly notify the Company’s Chief Executive Officer or Board of Directors of any objection he has to the Chief Executive Officer’s or the Board’s directives and the reasons for such objection.

4. Noncompetition by Employee and Proprietary Information, Confidentiality, Loyalty, and Nonsolicitation. During the term of this Agreement, the Employee will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder (in a private company), corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition with the business of the Company or its affiliates. Additionally, Employee agrees to execute the Employee Proprietary Information, Confidentiality, Loyalty, and Nonsolicitation Agreement attached to this Agreement as Exhibit A.

5. Term of Agreement. This Agreement will commence to be effective on January 1, 2004 (the “Commencement Date”), and will continue until for a period of five years, unless sooner terminated as provided in Section 14 hereof. Thereafter, this Agreement will automatically be renewed for consecutive one (1) year periods unless either party provides the other party with written notification, at least sixty (60) days prior to the expiration of the then current term of this Agreement, of its intention not to renew this Agreement.

6. Compensation. During the term of this Agreement, the Company will pay the following compensation to Employee:

6.1 Annual Compensation. Employee will be paid a fixed salary of $185,000 per year, payable in two installments per month of $7,708 each on the 5th and 20th day of each month, commencing for the first period after the Commencement Date of this Agreement. Employee will receive an annual 11% increase in said fixed salary effective each January 1st during the term of this Agreement.

6.2 Additional Compensation. In addition to the compensation set forth in Sections 6.1 and 6.3 of this Agreement, Employee may be paid a bonus or bonuses during each year at a target annual amount equal to seventy-five percent (75%) of the Employee’s then in effect annual salary, as determined at the sole discretion of the Company’s Board of Directors based on the Board’s evaluation of the Employee’s definable efforts, accomplishments and similar contributions.

6.3 Stock Incentives. On January 2, 2004 the Company will grant to the Employee 250,000 stock options to purchase 250,000 shares of the Company’s Common Stock pursuant to the Company’s 2004 Stock Option Plan for Directors, Officers, Employees, and Key Consultants of InterMetro Communications, Inc. (“Stock Option Plan”) having an exercise price of $0.05 per share and an exercise period of ten years after the date of grant, with a vesting schedule as follows: 20% upon grant and 1/16 of the balance each quarter thereafter until the remaining stock options have vested. The stock options granted to Employee pursuant to this Agreement will be governed by the terms and conditions of the Stock Option Plan and the stock option agreement executed by the Company which applies to the options. Upon recommendation of the Compensation Committee of the Company’s Board of Directors and approval of the Company’s full Board of Directors, the Employee may be granted additional stock options to purchase additional stock of the Company after the first year of the term of this Agreement.

7. Equipment. Employee will receive one laptop computer, one cellular phone, and one wireless handheld devise for his exclusive use during his employment with the Company. Within thirty (30) days after his termination as a director, officer, employee, and consultant of the Company, as the case may be, Employee agrees to either (i) return such computer, cellular phone, and wireless handheld devise to the Company or (ii) purchase such computer, cellular phone, and wireless handheld devise from the Company for an amount equal to the then fair market value of such computer, cellular phone, and wireless handheld devise.

8. Fringe Benefits. Employee will be entitled to all fringe benefits which the Company or its subsidiaries may make available from time-to-time for persons with comparable positions and responsibilities, as approved by duly adopted resolutions of the Company’s Board of Directors. Without limitation, such benefits will include participation in any life and disability insurance programs, profit incentive plans, pension or retirement plans, and bonus plans as are maintained or adopted from time-to-time by the Company. The Company will also provide Employee with medical group insurance coverage or equivalent coverage for Employee and his dependents. The medical insurance coverage will begin on the Commencement Date and will continue throughout the term of this Agreement.

9. Office and Staff. In order to enable Employee to discharge his obligations and duties pursuant to this Agreement, the Company agrees that it will provide suitable office space for Employee in the Simi Valley Metropolitan Area, together with all necessary and appropriate supporting staff and secretarial assistance, equipment, stationery, books and supplies. The Company agrees to provide at its expense parking for one vehicle by the Employee at the Company’s executive offices.

10. Reimbursement of Expenses. The Company will reimburse Employee for all reasonable travel, mobile telephone, promotional and entertainment expenses incurred in connection with the performance of Employee’s duties hereunder. Employee’s reimbursable expenses will be paid promptly by the Company upon presentment by Employee of an itemized list of invoices describing such expenses. All compensation provided in Sections 6, 8, and 10 of this Agreement will be subject to customary withholding tax and other employment taxes, to the extent required by law.

11. Vacation. Employee will be entitled to three weeks of paid vacation per year or pro rata portion of each year of service by Employee under this Agreement. The Employee will be entitled to the holidays provided in the Company’s established corporate policy for employees with comparable duties and responsibilities.

12. Automobile and Electronic Communication Devices. Notwithstanding anything else herein to the contrary, the Company will pay to the Employee a fixed amount equal to (a) $500 per month on the last day of each month during the term of this Agreement as reimbursement to the Employee on a nonaccountable basis of all expenses incurred by the Employee for the use of his automobile, including but not limited to depreciation, repairs and insurance, and (b) $300 per month on the last day of each month during the term of this Agreement as reimbursement to the Employee on a nonaccountable basis for all expenses incurred by the Employee for the use of his electronic communication devices.

13. Arbitration. Any dispute under this Agreement will be resolved by binding arbitration conducted in accordance with the rules and procedures of the American Arbitration Association as they are then in effect in the County of Los Angeles, State of California. In order to select an arbitrator, each party to the dispute will select an arbitrator of its choice, and those selected arbitrators will then select by mutual agreement a single arbitrator for the proceeding. The decision of the arbitrator shall be final and binding on the parties to this Agreement, and judgment thereon may be entered in the Superior Court for the County of Los Angeles or any other court having jurisdiction. Each party to this Agreement will advance one-half of the arbitrator’s fees; however, all costs of the arbitration proceeding to enforce this Agreement, including attorneys’ fees and witness expenses, shall be paid by the party against whom the arbitrator rules. It is expressly agreed that the parties to any such arbitration may take discovery as contemplated and provided for by California Code of Civil Procedure §1283.05. Notwithstanding anything herein to the contrary, the parties hereto will not be required to submit a claim to arbitration if the claim is for temporary or preliminary equitable or injunctive relief that could not practicably be heard in a timely fashion through the arbitration process.

14. Termination. This Agreement may be terminated in the following manner and not otherwise:

14.1 Mutual Agreement. This Agreement may be terminated by the mutual written agreement of the Company and Employee to terminate.

14.2 Termination by Employee for Breach. Employee may at his option and in his sole discretion terminate this Agreement for the material breach by the Company of any term or provision of this Agreement. In the event of such termination, Employee will give the Company thirty (30) day’s prior written notice.

14.3 Termination by the Company for Breach. The Company may at its option also terminate this Agreement in the event that the Employee acts in gross negligence in the performance of his duties under this Agreement which results in a breach of his fiduciary duty to the Company, to the Board of Directors or to the Company’s shareholders; provided, however, that the Company will give the Employee written notice of specific instances for the basis of any termination of this Agreement by the Company pursuant to Section 14.3 of this Agreement. Employee will have a period of thirty (30) days after said notice in which to cease the alleged violations before the Company may terminate this Agreement. If Employee ceases to commit the alleged violations within said thirty (30) day period, the Company may not terminate this Agreement pursuant to this Section. If Employee continues to commit the alleged violations after said thirty (30) day period, the Company may terminate this Agreement immediately upon written notification to Employee. Notwithstanding anything else herein to the contrary, if the Employee is removed pursuant to Section 14.3 of this Agreement, the Employee will receive all of the benefits provided in Section 15(iii) of this Agreement, regardless of the terms and conditions of the Company’s Stock Option Plan or any existing stock option agreements or any amendments thereto governing the options described in Sections 6.3 or 15(iii) of this Agreement.

14.4 Termination Upon Death. This Agreement will terminate upon the death of the Employee and Employee’s estate shall be entitled to the payment positions set forth in Section 15 of this Agreement.

14.5 Termination Upon the Disability of the Employee. This Agreement will terminate upon the disability of the Employee. As used in the previous sentence, the term “disability” means the complete disability to discharge Employee’s duties and responsibilities for a continuous period of not less than six months during any calendar year. Any physical or mental disability which does not prevent Employee from discharging his duties and responsibilities in accordance with usual standards of conduct as determined by the Company in its reasonable opinion will not constitute a disability under this Agreement. In the event of a termination of the Employee’s employment by reason of the Employee’s disability, Employee shall be entitled to the payment positions set forth in Section 15 of this Agreement.

14.6 Non Renewal of Term Due to Change in Control. Delivery by the Company of a notice of non-renewal of the term of this Agreement following a change in control of the Company will be deemed to be a termination subject to the severance payment positions set forth in Section 15 of this Agreement.

14.7 Other Termination by Employee. If this Agreement is terminated by Employee in writing for a reason other than the Company’s breach of this Agreement (i.e. not for cause) then (a) Employer will not be entitled to assert any claim against the Employee for consequential or indirect damages or for lost profits as a result of the termination; and (b) Employee will not be entitled to any rights set forth in Section 15 of this Agreement except that Employee will be entitled to the right to exercise vested options for a period of 90 days after the date of the written notification of termination by the Employee.

15. Improper Termination. If this Agreement is terminated by Employee for any reason pursuant to Section 14.2 of this Agreement or by the Company in any manner except specifically in accordance with Section 14.1 or 14.3 of this Agreement, then (i) the Company will immediately pay to the Employee a lump sum payment equal to the greater of (a) the sum of the Employee’s entire annual compensation and accrued but unpaid bonus (if any, with respect to bonus) payable through the end of the term of this Agreement pursuant to Sections 6.1 and 6.2 herein, respectively or (b) the Employee’s annual base compensation as set forth in Section 6.1 herein , (ii) Employee will be entitled to all of the benefits under Section 8 of this Agreement, as amended, through the end of the term of this Agreement, and (iii) all unvested stock options owned by Employee will immediately vest, Employee will be entitled to exercise all vested stock options which he owns for the entire remaining exercise period of the stock options as set forth in Section 6.3 of this Agreement, no such stock options will terminate prior to said expiration dates, and no “severance” will be deemed to have occurred under the Company’s Stock Option Plan or under existing Stock Option Agreements covering said stock options. It is specifically agreed that in such event Employee will have no duty to mitigate his damages by seeking comparable, inferior or different employment.

16. Indemnification of Employee. Pursuant to the provisions and subject to the limitations of the California Corporations Code, and in particular Sections 204 and 317 therein, the Company will indemnify and hold Employee harmless as provided in Sections 16.1, 16.2 and 16.3 of this Agreement. The Company will, upon the request of Employee, assume the defense and directly bear all of the expense of any action or proceedings which may arise for which Employee is entitled to indemnification pursuant to this Section. The Company’s obligations to indemnify and hold Employee harmless as provided in Sections 16.1, 16.2 and 16.3 of this Agreement shall survive the termination of this Agreement and continue for a period of five years thereafter.

16.1 Indemnification of Employee for Actions by Third Parties. The Company hereby agrees to indemnify and hold Employee harmless from any liability, claims, fines, damages, losses, expenses, judgments or settlements actually incurred by him, including but not limited to reasonable attorneys’ fees and costs actually incurred by him as they are incurred, as a result of Employee being made at any time a party to, or being threatened to be made a party to, any proceeding (other than an action by or in the right of the Company, which is addressed in Section 16.2 of this Agreement), relating to actions Employee takes within the scope of his employment as the Chief Financial Officer of the Company or in any other employment capacity, or in his role as a director of the Company, provided that Employee acted in good faith and in a manner he reasonably believed to be in the best interest of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

16.2 Indemnification of Employee for Actions in the Right of the Company. The Company hereby agrees to indemnify and hold Employee harmless from any liability, claims, damages, losses, expenses, judgments or settlements actually incurred by him, including but not limited to reasonable attorneys’ fees and costs actually incurred by him as they are incurred, as a result of Employee being made a party to, or being threatened to be made a party to, any proceeding by or in the right of the Company to procure a judgment in its favor by reason of any action taken by Employee as an officer, director or agent of the Company, provided that Employee acted in good faith in a manner he reasonably believed to be in the best interests of the Company and its shareholders, and provided further, that no indemnification by the Company will be required pursuant to this Section 16.2 (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that Employee believed to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of Employee, (iii) for any transaction from which Employee derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard by Employee of his duties to the Company or its shareholders in circumstances in which Employee was aware, or should have been aware, in the ordinary course of performing his duties, of a risk of serious injury to the Company or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of Employee’s duties to the Company or its shareholders, or (vi) for any other act by Employee for which Employee is not permitted to be indemnified under the California Corporations Code. Furthermore, the Company has no obligation to indemnify Employee pursuant to this Section 16.2 in any of the following circumstances:

A. In respect of any claim, issue, or matter as to which Employee is adjudged to be liable to the Company in the performance of his duties to the Company and its shareholders, unless and only to the extent that the court in which such action was brought determines upon application that, in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for the expenses and then only in the amount that the court will determine.

B. In the event of the application of Section 16.2(A), then for amounts paid in settling or otherwise disposing of a threatened or pending action without court approval.

C. In the event of the application of Section 16.2(A), then for expenses incurred in defending a threatened or pending action which is settled or otherwise disposed of without court approval.

16.3 Reimbursement. In the event that it is determined by a trier of fact that Employee is not entitled to indemnification by the Company pursuant to Sections 16.1 or 16.2 of this Agreement, then Employee is obligated to reimburse the Company for all amounts paid by the Company on behalf of Employee pursuant to the indemnification provisions of this Agreement. In the event that Employee is successful on the merits in the defense of any proceeding referred to in Sections 16.1 or 16.2 of this Agreement, or any related claim, issue or matter, then the Company will indemnify and hold Employee harmless from all fees, costs and expenses actually incurred by him in connection with the defense of any such proceeding, claim, issue or matter.

17. Assignability of Benefits. Except to the extent that this provision may be contrary to law, no assignment, pledge, collateralization or attachment of any of the benefits under this Agreement will be valid or recognized by the Company. Except as provided by law, payment provided for by this Agreement will not be subject to seizure for payment of any debts or judgments against the Employee, nor will the Employee have any right to transfer, modify, anticipate or encumber any rights or benefits hereunder; provided that any stock issued by the Company to the Employee pursuant to this Agreement will not be subject to Section 17 of this Agreement.

18. Directors’ and Officers’ Liability Insurance. The Company will utilize its best efforts in good faith to purchase directors’ and officers’ liability insurance for the officers and directors of the Company, which would include the same coverage for Employee. The Company covenants to maintain in effect a directors’ and officers’ liability insurance policy on the same terms and conditions as applicable to all other officers and directors of the Company during the term of this Agreement and for a period of five years after the termination of this Agreement.

19. Notice. Except as otherwise specifically provided, any notices to be given hereunder will be deemed given upon personal delivery, air courier or mailing thereof, if mailed by certified mail, return receipt requested, to the following addresses (or to such other address or addresses as will be specified in any notice given):

In case of the Company:

InterMetro Communications, Inc.

Attention: Chairman of the Board of Directors

In case of the Employee:

Mr. Vincent Arena
The address listed below Mr. Arena’s signature to this Agreement.

20. Attorneys’ Fees. In the event that any of the parties must resort to legal action in order to enforce the provisions of this Agreement or to defend such suit, the prevailing party will be entitled to receive reimbursement from the nonprevailing party for all reasonable attorneys’ fees and all other costs incurred in commencing or defending such suit.

21. Entire Agreement. This Agreement embodies the entire understanding among the parties and merges all prior discussions or communications among them, and no party will be bound by any definitions, conditions, warranties, or representations other than as expressly stated in this Agreement or as subsequently set forth in a writing signed by the duly authorized representatives of all of the parties hereto.

22. No Oral Change; Amendment. This Agreement may only be changed or modified and any provision hereof may only be waived by a writing signed by the party against whom enforcement of any waiver, change or modification is sought. This Agreement may be amended only in writing by mutual consent of the parties.

23. Severability. In the event that any provision of this Agreement will be void or unenforceable for any reason whatsoever, then such provision will be stricken and of no force and effect. The remaining provisions of this Agreement will, however, continue in full force and effect, and to the extent required, will be modified to preserve their validity.

24. Applicable Law. This Agreement will be construed as a whole and in accordance with its fair meaning. This Agreement will be interpreted in accordance with the laws of the State of California, and venue for any action or proceedings brought with respect to this Agreement will be in the County of Los Angeles in the State of California.

25. Successors and Assigns. Each covenant and condition of this Agreement will inure to the benefit of and be binding upon the parties hereto, their respective heirs, personal representatives, assigns and successors in interest. Without limiting the generality of the foregoing sentence, this Agreement will be binding upon any successor to the Company whether by merger, reorganization or otherwise.

26. Legal Expense Reimbursement. The Company agrees to reimburse the Employee, on demand, for all reasonable attorneys’ fees incurred by Employee in connection with or relating to the preparation and negotiation of this Agreement.

27. Counterparts. This Agreement may be executed in two counterparts, each of which may be deemed an original, but both of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

COMPANY:		INTERMETRO COMMUNICATIONS, INC.

a California corporation

	By:	/s/ CHARLES RICE

Charles Rice, Chief Executive Officer and President

Attest:

/s/ JON DEONG

Jon deOng, Chief Technical Officer and Director

EMPLOYEE:		/s/ VINCENT ARENA

Vincent Arena

Street Address

City, State and Zip Code

EXHIBIT A

EMPLOYEE PROPRIETARY INFORMATION,

CONFIDENTIALITY, LOYALTY, AND NONSOLICITATION

AGREEMENT

AMENDMENT TO

EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”) is made as of this 23rd day of June 2006 by and between InterMetro Communications, Inc., a California corporation (“IMC”), and Vincent Arena (“Employee”) with respect to the following facts:

R E C I T A L S

A. IMC and Employee have entered into that certain Employment Agreement, dated as of January 1, 2004 (the “Agreement”).

B. On or about May 11, 2006, IMC filed a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) in connection with the initial public offering (the “Offering”) under the Securities Act of 1933, as amended (the “Securities Act”), of the common stock of InterMetro Communications, Inc., a Delaware corporation (the “Successor Corporation”).

C. In recognition of the benefit that the Offering will confer upon Employee, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee agrees, for the benefit of IMC and the Successor Corporation, to amend and restate the last sentence of Section 14.3 of the Agreement as set forth in this Amendment in order to eliminate the accelerated vesting of unvested stock options upon the removal of Employee pursuant to Section 14.3 of the Agreement.

D. The terms used in this Amendment will have the meanings ascribed to them in the Agreement unless otherwise defined herein.

NOW, THEREFORE, for one dollar and other good and valuable consideration, THE PARTIES HERETO AGREE AS FOLLOWS:

1. Amendment.

Section 5 of the Agreement is hereby amended and restated as follows: “This Agreement will commence to be effective on January 1, 2004 (the “Commencement Date”), and will continue until December 31, 2010, unless sooner terminated as provided in Section 14 hereof. Thereafter, this Agreement will automatically be renewed for consecutive one (1) year periods unless either party provides the other party with written notification, at least sixty (60) days prior to the expiration of the then current term of this Agreement, of its intention not to renew this Agreement.”

The last sentence of Section 14.3 of the Agreement is hereby amended and restated as follows: “Notwithstanding anything else herein to the contrary, if the Employee is removed pursuant to Section 14.3 of this Agreement, Employee will receive all of the benefits provided in

Section 15(iii) of this Agreement with respect to all vested stock options owned by Employee as of the date of the termination, regardless of the terms and conditions of the Company’s Stock Option Plan or any existing stock option agreements or any amendments thereto governing such options, and all unvested stock options owned by Employee will immediately expire.”

2. Effect of Amendment.

The Agreement will remain in full force and effect except as specifically modified by this Amendment. In the event of any conflict between the Amendment and the Agreement, the terms of this Amendment will govern.

3. Counterparts.

This Amendment may be executed simultaneously in any number of counterparts, each of which counterparts will be deemed to be an original and such counterparts will constitute but one and the same instrument.

4. Effectiveness.

This Amendment will become effective as of the effective date of the Offering.

IN WITNESS WHEREOF, this Amendment is executed as of the date first above written.

IMC:	INTERMETRO COMMUNICATIONS, INC.

	By:	/s/
Charles Rice, President

Attest:

/s/
Jon deOng, Director

EMPLOYEE:

/s/
Vincent Arena